Exhibit 99.7

MEDIMMUNE, INC.

2008 RESTRICTED STOCK UNIT AWARD PLAN

Effective January 1, 2008

MEDIMMUNE, INC.

2008 RESTRICTED STOCK UNIT AWARD PLAN

1.  Purpose

The purpose of the MedImmune, Inc. 2008 Restricted Stock Unit Award Plan (the “Plan”) is to provide (i) designated employees of MedImmune, Inc. (the “Company”) and other entities within the AstraZeneca group whose employees devote all or substantially all of their time to activities that relate to the furtherance of the MedImmune business within the AstraZeneca group, with the opportunity to receive restricted stock unit awards with respect to Shares of AstraZeneca PLC.  The Company believes that the Plan will encourage the participants to contribute materially to the growth of the AstraZeneca group, and assist these employees in acquiring a proprietary interest in the progress and growth of the AstraZeneca group.  The Plan is adopted effective January 1, 2008 and shall expire, subject to Section 10 of the Plan, at the earliest of:

(a) December 31, 2017; or

(b) at such time the limit contained in clause 4(a) of the Plan (and subject always to clause 4(c) of the Plan) relating to the total aggregate number of Shares authorized pursuant to the Plan has been met.

2.  Definitions

Whenever used in this Plan, the following terms will have the respective meanings set forth below:

(a)  “Administration Committee” means such person, persons or committee as shall be designated by the MedImmune People and Benefits Committee and approved by the AZ Executive Vice President for Human Resources from time to time, provided that such designated person or persons may not be member(s) of the MedImmune People and Benefits Committee.

(b) “Affiliate” means any firm, partnership, or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with AstraZeneca PLC.

(c)  “AstraZeneca PLC” means AstraZeneca PLC, (registered 2723534), being a company incorporated under the laws of England and Wales.

(d) “Award Notification” means the written instrument that sets forth the terms and conditions of a RSU Award, including all amendments thereto.

(e)  “Board Remuneration Committee” means the Remuneration Committee of the Board of Directors of AstraZeneca PLC.

(f) “Cause” means (i) "cause" within the meaning of any employment or similar agreement between the Participant and the Employer or, in the absence of such definition, circumstances under which a Participant incurs an involuntary termination from employment by the Employer, or resignation in lieu thereof, on account of the Participant’s dishonesty, insubordination, gross mismanagement, deliberate and premeditated acts against the interests of the Employer, gross and repeated violation of the Employer’s policies, procedures, or recognized standard of behavior, misconduct related to the Participant’s employment, or commission of a felony.

(g) “CEO” means the Chief Executive Officer of the Company.

(h) “Change of Control” shall be deemed to have occurred if:

(i)
An offeror (either alone or with any party acting in concert with the offeror) obtains Control of AstraZeneca PLC as a result of making an offer to acquire the whole of the issued ordinary share capital of AstraZeneca PLC (or such part of it which is not at the time owned by the offeror and any party acting in concert with the offeror); or

(ii)
the court of law in England sanctions a compromise or arrangement affecting the AstraZeneca PLC’s ordinary shares, or where the context requires, American Depositary Shares, as may be specified from time to time under the applicable laws of England; or

(iii)	a resolution is passed for the voluntary winding up of AstraZeneca PLC.

For purposes of this definition, “Control” means the power of a person to secure:

(A)  by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate; or

(B)  by virtue of any powers conferred by the articles of association or other document regulating that or any other body corporate,

that the affairs of the first mentioned body corporate are conducted in accordance with the wishes of that person.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “ “Disabled” or “Disability” means that a Participant is considered totally and permanently disabled for purposes of the Employer’s long-term disability plan.

(k) “Dividend Equivalent” means an amount determined by multiplying the number of Shares subject to a RSU Award by the per-Share dividend paid by AstraZeneca PLC on Shares.

(l) “Eligible Employee” means an employee of the Employer, other than a Secondee, designated by the CEO at the CEO’s discretion, subject to the approval of the Board Remuneration Committee.  For the avoidance of doubt, no board director of AstraZeneca plc may be an Eligible Employee.  The CEO (subject to the approval of the Board Remuneration Committee) may prospectively determine that an employee is no longer an Eligible Employee for purposes of the Plan.  An Eligible Employee who is transferred to an Affiliate that is not an “Employer” for purposes of the Plan shall continue to be an “Eligible Employee” if any part of his base compensation is paid by the Employer from which the individual transferred.

(m) “Employer” means the Company,  and any Affiliate.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Involuntary Termination” means an involuntary termination of a Participant’s employment by the Employer other than for Cause, under circumstances in which the Participant is entitled to receive severance by statutory right or under a generally applicable severance pay plan of the Employer.

(p) “MedImmune People and Benefits Committee” means the MedImmune People and Benefits Committee, or in the absence of such committee, the individual or committee with the authority to act as management committee for the Company in accordance with delegations from the Board.

(q) “Participant” means an Eligible Employee selected by the CEO (subject to the approval of the Board Remuneration Committee) to receive an RSU Award under the Plan.

(r) “Plan” means this MedImmune, Inc. 2008 Restricted Stock Unit Award Plan, as in effect from time to time.

(s) “RSU” means a phantom unit representing a Share on a one-for-one basis.

(t) “RSU Award” means an award of RSUs, as described in Section 5.

(u) “Retirement” means the Participant incurs a termination of employment (for reasons other than death) at or after the age at which the Participant qualifies for “retirement” under the applicable retirement plan of the Employer in which the Participant is then covered.  [For the UK and Holland, this may need to change to reflect age discrimination laws.]

(v) “Secondee” means any person performing services for the Employer (i)under an agreement that contemplates his return to duty with an Affiliate at the end of the term of the agreement and/or (ii) whom the MedImmune People and Benefits Committee has decided is not performing such services for the long-term..

(w) “Share” means either an AstraZeneca PLC American Depositary Receipt or an ordinary share in AstraZeneca PLC, which is already in issue and not transferred from treasury by AstraZeneca PLC.

(x) “Subsidiary” means all business entities, whether or not incorporated, that, at the time in question, are subsidiaries of the Company within the meaning of section 424(f) of the Code, or that would be subsidiaries of the Company if organized as a corporation.

3.  Administration

(a) Power of Administration Committee.  The Administration Committee shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations, including factual determinations, and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan.  All action taken by the Administration Committee arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon all Participants, all beneficiaries, and all other persons and entities having or claiming an interest in a RSU Award under the Plan. Notwithstanding the foregoing, no actions shall be taken with respect to administration of the Plan that causes a breach in the laws or regulations governing AstraZeneca PLC.

(b) Compensation and Expenses.  Members of the Administration Committee shall serve without compensation for their services unless otherwise determined by the Company.  All expenses of administering the Plan shall be paid by the Company.

(c) Indemnification.  The Company shall indemnify and hold harmless the CEO, the MedImmune People and Benefits Committee, and the Administration Committee from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Company) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.

(d) Discretion.  Any decisions, actions or interpretations to be made under the Plan by the Board Remuneration Committee, the MedImmune People and Benefits Committee, the CEO, or the Administration Committee, acting on behalf of the Company, shall be made in its respective sole discretion, not as a fiduciary and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive upon all Participants, all beneficiaries and all other persons and entities having an interest therein.  A Participant shall be deemed to have acknowledged that all decisions and determinations of the Company made by the

Board Remuneration Committee, the MedImmune People and Benefits Committee, the CEO, or the Administration Committee, shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under an RSU Award by accepting an RSU Award granted to him under the Plan.

4.  Shares Subject to the Plan

(a) Shares Authorized.  The total aggregate number of Shares that may be used under the Plan is 2,200,000 Shares, subject to adjustment as described in subsection (c) below.  RSU Awards granted under the Plan shall at all times be satisfied using market purchased Shares.

(b) Source and Counting.  Unless the shareholders of AstraZeneca PLC and the Board Remuneration Committee determine otherwise, Shares used under the Plan must be Shares purchased on the open market.  If and to the extent that any RSU Awards are forfeited or terminated, the Shares reserved for such RSU Awards shall again be available for purposes of the Plan.

(c) Adjustments.  If there is any change in the number or kind of Shares outstanding by reason of a stock dividend, spinoff, stock split or reverse stock split, or by reason of a combination, reorganization, recapitalization or reclassification affecting the outstanding Shares as a class without the AstraZeneca PLC’s receipt of consideration or any other event which the Board Remuneration Committee considers sufficiently exceptional, the maximum number of Shares available for RSU Awards under the Plan, the number of Shares covered by outstanding RSU Awards, the kind of Shares used under the Plan and outstanding RSU Awards, shall be equitably adjusted, as deemed appropriate by the Board Remuneration Committee, following consultation with the MedImmune People and Benefits Committee, to reflect any increase or decrease in the number of, or change in the kind or value of, issued Shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under RSU Awards; provided, however, that any fractional Shares resulting from such adjustment shall be eliminated.  In addition, the Board Remuneration Committee, following consultation with the MedImmune People and Benefits Committee, shall have discretion to make the foregoing equitable adjustments in any circumstances in which an adjustment is not mandated by this subsection (c) or applicable law, including in the event of a Change of Control.  Any adjustments to outstanding RSU Awards shall be consistent with section 409A of the Code, to the extent applicable.  Any adjustments made pursuant to this Section 4(c) shall be final, binding and conclusive.

5.  RSU Awards

(a) General Requirements.  Subject to the terms of the Plan, the CEO (at the CEO’s discretion and subject to the approval of the Board Remuneration Committee) shall select the Eligible Employees to receive RSU Awards and shall determine the number of RSUs subject to each RSU Award and such other terms and conditions as the CEO deems appropriate.  Following approval and other terms and conditions, RSU Awards will be granted with the relevant terms and conditions specified in writing in the Award Notification. Each RSU shall represent the right of the Participant to receive a Share.  All RSU Awards shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.  RSU Awards need not be uniform as among Participants.

(b) Vesting of RSU Awards.  Unless the MedImmune People and Benefits Committee determines otherwise, the RSUs subject to RSU Awards granted under the Plan shall vest (the “Vesting Period”) on the third anniversary of the date the RSU Award is granted (the “Date of Grant”); provided that, unless otherwise provided in the Plan, the Participant is employed by the Employer or an Affiliate as of that date.  Except as provided below, the unvested portion of an RSU Award shall be forfeited if the Participant ceases to be employed by the Employer or Affiliate before the end of the Vesting Period.  Unless the MedImmune People and Benefits Committee determines otherwise, if the Participant ceases to be employed by an Affiliate or part of an Affiliate, as applicable, on account of a sale or other transaction, in each case, the Participant shall become entitled to a pro rated portion of the Participant’s RSU Award based upon the portion of the Vesting Period during which the Participant was employed.  Payment of the Participant’s pro rated award shall be made as soon as reasonably practicable following the cessation of the Participant's employment in these circumstances provided that, in no event shall payment be made later than March 15 of the calendar year following the calendar year in which the RSU Award becomes vested

(c) Payment With Respect to RSU Awards.   Payment with respect to RSU Awards shall be made in Shares as and when the RSU Award becomes vested; provided that in no event shall payment be made later than March 15 of the calendar year following the calendar year in which the RSU Award becomes vested.

(d) Requirement of Employment.  The Award Notification shall specify under what circumstances a Participant may retain an RSU Award after termination of the Participant’s employment, and the circumstances under which an RSU Award may be forfeited. Unless the CEO determines otherwise, and the AZ Executive Vice President for Human Resources approves, if during the Vesting Period a Participant terminates employment on account of the Participant’s death, Disability, Involuntary Termination, Retirement, the Participant shall become entitled to a pro rated portion of the Participant’s RSU Award based upon the portion of the Vesting Period during which the Participant was employed.  Payment of such pro rated portion shall be made on the same date payment would have otherwise been made had the Participant’s employment not terminated, in accordance with Section 5 (c) above; provided that, in the event of the Participant’s death, payment shall be made as soon as reasonably practicable following the Participant’s death.  Notwithstanding the foregoing, the CEO, with the approval of the AZ Executive Vice President of Human Resources, may determine that a RSU Award shall vest and be pro rated in any other circumstances that the CEO deems appropriate.

(e) Dividend Equivalents.  Subject to any adjustments under Section 4(c), a Participant shall have a right to receive Dividend Equivalents equal to the cash dividends, expressed in U.S. dollars, unless the Administration Committee determines otherwise, based on a conversion rate at the time the Dividend Equivalents are distributed to the Participant, that the Participant would have received if on each dividend record date after the Date of Grant and prior to the Vesting Date, had the Participant been the holder of record of the number of Shares represented by the number of RSUs subject to the Participant’s RSU Award.  Such Dividend Equivalents shall be distributed in cash at the time the Shares under the Participant’s RSU Award are distributed pursuant to Section 5(c).

6.  Withholding of Taxes

All RSU Awards granted under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements.  The Administration Committee may require that the Participant or other person receiving RSU Awards pay to the Employer the amount of any federal, state or local taxes that the Employer is required to withhold with respect to such RSU Awards, or the Employer may deduct from other wages paid by the Employer or from the sale proceeds of a sufficient number of Shares in respect of the vested RSU, the amount of any withholding taxes due with respect to such RSU Awards.  In addition, the Administration Committee may permit or require satisfaction of the Employer’s tax withholding obligation with respect to RSU Awards in whatever manner they deem appropriate.

7. Transferability of RSU Awards

Only the Participant has rights under a RSU Award during the Participant’s lifetime, and a Participant may not transfer those rights except by will or by the laws of descent and distribution.  When a Participant dies, the personal representative or other person shall succeed to the rights of the Participant under the Plan.  Any such successor must furnish proof satisfactory to the Company of his or her right to receive the RSU Award under the Participant’s will or under the applicable laws of descent and distribution.

8.  Consequences of a Change of Control

In the event of a Change of Control, the Board Remuneration Committee, in consultation with the CEO, may take any one or more of the following actions with respect to some or all outstanding RSU Awards, without the consent of any Participant: (i) determine that all or a part of the outstanding RSU Awards shall become vested, as of the date of the Change of Control or at such other time as the Board Remuneration Committee determines, (ii) determine that RSU Awards that remain outstanding after the Change of Control shall be converted to similar grants of the surviving entity (or a parent or subsidiary of the surviving entity), or (iii) determine that Participants shall receive a payment with respect to all or a part of outstanding RSU Awards in settlement of such RSU Awards (in such amount and form as may be determined by the Board Remuneration Committee).  Such acceleration, conversion or settlement shall take place as of the date of the Change of Control or such other date as the Board Remuneration Committee may specify.

9.  Requirements for Transfer  of Shares

No Shares shall be transferred in connection with any RSU Award hereunder unless and until all legal requirements applicable to the transfer of such Shares have been complied with to the satisfaction of the Board Remuneration Committee.  The Board Remuneration Committee shall have the right to condition any RSU Award made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such Shares (including but not limited to any trading restrictions that may apply to a Participant with respect to such Shares) as the Board Remuneration Committee shall deem necessary or advisable, and certificates representing such Shares may be legended to reflect any such restrictions.  Certificates representing Shares transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.  No Participant shall have any right as a shareholder with respect to Shares covered by a RSU Award until Shares have been transferred to the Participant.

10.  Amendment and Termination of the Plan

The MedImmune People and Benefits Committee may amend or terminate the Plan at any time for any reason, including, but not limited to, amend or terminate the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations or as may be necessary to comply with United States or United Kingdom securities law or other legal or regulatory requirements.  Notwithstanding the foregoing, no amendment will be made under this Section 10 that would adversely and materially affect the outstanding RSU Awards held by a Participant unless it is made with the Participant’s written consent or with the written consent of a majority of the Participants affected by the amendment.  For these purposes, majority may, at the discretion of the MedImmune People and Benefits Committee, mean the majority by number of Participants or by number of RSUs underlying RSU Awards held by Participants affected by the amendment.

11.  Miscellaneous

(a) Compliance with Law.  The Plan and the obligations of the Company to issue or transfer Shares under RSU Awards shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required.  With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act.  In addition, it is the intent of the Company that RSU Awards comply with the requirements of section 409A of the Code.  To the extent that any legal requirement of section 16 of the Exchange Act or section 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 409A of the Code, such Plan provision shall cease to apply.  The Board Remuneration Committee may revoke any RSU Award if it is contrary to law or modify a RSU Award to bring it into compliance with any valid and mandatory law of the United Kingdom or regulatory requirement.

(b) Enforceability.  The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(c) Designation of Beneficiary.  Each Participant may designate a “beneficiary” or “beneficiaries” (which beneficiary may be an entity other than a natural person) to receive any payments that may be made following the Participant’s death.  Such designation may be changed or canceled by the Participant at any time without the consent of any such Beneficiary.  Any such designation, change or cancellation must be made in a form approved by the Administration Committee and shall not be effective until received by the Administration Committee.  If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s estate.  If a Participant designates more than one beneficiary, the interests of such beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

(d) Funding of the Plan; Limitation on Rights.  This Plan shall be unfunded.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any RSU Awards under this Plan.  Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company or an Affiliate, and any Participant or any other person.  No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company, or any Affiliate.  To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e) Rights of Participants.  Nothing in this Plan shall entitle any Employee or other person to any claim or right to receive a RSU Award under this Plan.  Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer.

(f) No Fractional Shares.  No fractional Shares shall be delivered under the Plan or any RSU Award.  The Board Remuneration Committee shall determine whether cash, other awards or other property shall be  paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(g) Employees Subject to Taxation Outside the United States.  With respect to Participants who are subject to taxation in countries other than the United States, the RSU Awards may be granted on such terms and conditions as the Board Remuneration Committee, in consultation with the CEO, deems appropriate to comply with the laws or regulations of the applicable countries, and the Board Remuneration Committee may authorise such procedures, addenda and subplans to be created and for such modifications to be made as may be necessary or advisable to comply with such laws.

(h) Governing Law.  The validity, construction, interpretation and effect of the Plan and Award Notifications issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.